UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Ecxhange Act of 1934 (Amendment No. 1)

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Soliciting Material Pursuant to Section 240.14a-12

Chemung Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subsidiaries:        Chemung Canal Trust Company
                              CFS Group, Inc.

April 3, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation to be held at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York on Wednesday, May 6, 2009, at 2:00 p.m.

The primary business of the meeting will be to consider and vote upon the election of five directors and to transact any other business that may come before the meeting.

The formal Notice of Annual Meeting and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. During the meeting, members of management will review the Company's operations during the past year and will be available to respond to questions.

Your vote is important no matter how many shares you own. Whether or not you plan to attend the Annual Meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or via the Internet as soon as possible.

Sincerely,

Ronald M. Bentley
President & CEO

CHEMUNG FINANCIAL CORPORATION

One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 6, 2009

To Our Shareholders:

          Notice is hereby given that the 2009 Annual Meeting of the Shareholders of Chemung Financial Corporation will be held at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York, on Wednesday, May 6, 2009, at 2:00 p.m., for the following purposes:

1.	The election of five directors for a term of three years expiring in 2012.

2.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

          The close of business on March 18, 2009 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 6, 2009:

The 2009 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2008 are available at www.amstock.com/proxyservices/viewmaterials.asp

By Order of the Board of Directors

Jane H. Adamy
Secretary
Dated:	April 3, 2009
Elmira, New York

CHEMUNG FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2009

INFORMATION REGARDING THE ANNUAL MEETING

Time and Place of the Meeting

          This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation ("Chemung Financial" or "the Company") to be held on Wednesday, May 6, 2009 at 2:00 p.m., at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York.

          Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about April 3, 2009. In the proxy statement, the "Bank" refers to Chemung Canal Trust Company, Chemung Financial's subsidiary bank.

Shareholders Entitled to Vote

          The record date for the meeting is March 18, 2009. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

          On the record date there were 3,519,718 shares of common stock of the Company outstanding. Each share of common stock is entitled to one vote on each matter that properly comes before the meeting.

Proxies and Voting Procedures

          Shares represented by properly executed proxies will be voted as directed. If a proxy does not specify how it is to be voted, it will be voted as the Board recommends - that is, FOR the election of the five nominees for director named in the proxy statement. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. The Board of Directors knows of no other business to be brought before the Annual Meeting but if any other matters are properly presented at the meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

           We offer three alternative ways to vote your shares:

To Vote by Internet - You can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

To Vote by Telephone - If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions. Have your proxy card available when you call.
1

To Vote by Mail - To vote by mail, please sign, date and mail your proxy card in the envelope provided as soon as possible.

          The deadline for telephone and Internet voting is 11:59 p.m. Eastern Daylight Time on May 5, 2009. A shareholder may revoke a proxy vote at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, or by delivering a later dated proxy, or by voting in person at the annual meeting.

Required Vote

          There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the annual meeting by holders of common stock present in person, or represented by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of the votes cast at the meeting, except as otherwise provided in the Company's bylaws or Certificate of Incorporation. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality.

Solicitation of Proxies

          The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, some of the directors, officers or employees of the Company may conduct solicitations in person or by telephone or other appropriate means without remuneration. The Company may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

ELECTION OF DIRECTORS

          The Board is divided into three classes of directors as equal in number as possible, with one class to be elected each year for a term of three years. The Board is not aware that any nominee named in this proxy statement will be unable or unwilling to accept nomination or election.

          Shareholders will be entitled to elect five directors for a three-year term expiring at the 2012 Annual Meeting, or until their respective successors have been duly elected and qualified. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if properly executed and returned, will be voted FOR the election of the nominees. Should any nominee become unable to serve as a director, the persons named in the proxy to represent shareholders will vote for any nominee, if any, who may be nominated by the Board of Directors.

The names and ages of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below.

Nominees for Director to be elected to serve until the 2012 Annual Meeting
Name of Director	Information Regarding Director

David J. Dalrymple

Mr. Dalrymple, age 55, has served as a director since 1993, and is currently Chairman of the Board of the Company and the Bank. He is President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Company.

William D. Eggers

Mr. Eggers, age 64, has served as a director since 2002. He is Senior Counsel with the law firm of Nixon Peabody LLP; formerly Senior Vice President and General Counsel of Corning Incorporated, a diversified manufacturing company.

John F. Potter	Mr. Potter, age 63, has served as a director since 1991. He is President of Seneca Beverage Corporation, a wholesale distributor of beer and water products.

Robert L. Storch

Mr. Storch, age 66, is a retired dairy farm owner and manager. He is a member of the Board of Directors of Canton Bancorp, Inc., which is expected to be merged with and into Chemung Financial Corporation.

Jan P. Updegraff

Mr. Updegraff, age 66, has served as a director since 1996. He retired from the Bank on December 31, 2007; formerly President and Chief Executive Officer of the Company and the Bank (1998-2006); formerly Vice Chairman of the Board (2006-2007).

The Board of Directors recommends a vote "FOR" all nominees.

Continuing Directors The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated.

Directors to serve until the 2010 Annual Meeting

Name of Director	Information Regarding Director

Ronald M. Bentley

Mr. Bentley, age 56, has served as a director since March, 2007. He is currently President and Chief Executive Officer of the Company and the Bank; formerly President and Chief Operating Officer of the Company and the Bank; formerly President, Retail Banking, NBT Bank (2005-2006).

3

Robert H. Dalrymple

Mr. Dalrymple, age 58, has served as a director since 1995. He is Secretary and Vice President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Company.

Clover M. Drinkwater	Ms. Drinkwater, age 62, has served as a director since January 2005. She is a Partner in the law firm of Sayles & Evans.

Ralph H. Meyer

Mr. Meyer, age 69, has served as a director since 1981. He retired on August 1, 1998 as President and Chief Executive Officer of Guthrie Healthcare System, a vertically integrated health care delivery system.

Richard W. Swan	Mr. Swan, age 60, has served as a director since 1984. He is Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency; formerly President of Swan & Sons-Morss Co., Inc.

Directors to serve until the 2011 Annual Meeting
Robert E. Agan	Mr. Agan, age 70, has served as a director since 1986. He retired June 1, 2001 as Chairman of the Board and Chief Executive Officer of Hardinge Inc., a worldwide machine tool manufacturer.

Stephen M. Lounsberry III	Mr. Lounsberry, age 55, has served as a director since 1995. He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts.

Thomas K. Meier	Dr. Meier, age 68, has served as a director since 1988. He is President of Elmira College.

Charles M. Streeter Jr.	Mr. Streeter, age 69, has served as a director since 1979. He retired December 31, 2002 as President of Streeter Associates, Inc., a general building contractor.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

           The following table provides certain information regarding the ownership of the outstanding shares of Chemung Financial Corporation as of March 18, 2009. Information is included for:

1) owners of more than 5% of the common stock, 2) directors and nominees for directors, 3) named executive officers listed in the Summary Compensation Table and 4) executive officers and directors as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.

Five Percent Shareholders:
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Chemung Canal Trust Company One Chemung Canal Plaza Elmira, NY 14901	423,627	[1]	12.04%

Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan One Chemung Canal Plaza Elmira, NY 14901	179,500	[2]	5.09%

David J. Dalrymple 2105 South Broadway Pine City, NY 14871	379,556	[3,5]	10.78%

Robert H. Dalrymple 2105 South Broadway Pine City, NY 14871	308,236	[4,5]	8.76%

Directors, Nominees and Named Executive Officers:

Robert E. Agan	28,513	[6]	*
Ronald M. Bentley	7,172		*
Clover M. Drinkwater	5,898		*
William D. Eggers	5,812		*
Stephen M. Lounsberry III	22,451	[6]	*
Thomas K. Meier	17,396	[6]	*
Ralph H. Meyer	21,994	[6]	*
John F. Potter	50,985	[6,7]	1.45%
Charles M. Streeter Jr.	14,212	[6]	*
Richard W. Swan	73,944	[8]	2.10%
Jan P. Updegraff	10,070		*
John R. Battersby Jr.	3,114	[9]	*
James E. Corey III	9,253	[9]	*
Melinda A. Sartori	2,899	[9]	*
Thomas W. Wirth	4,109	[9]	*

Directors and executive officers as a group (26 persons)	945,389	[10]	26.86
* Unless otherwise noted, less than 1%
5

[1]

Held by the Bank in various fiduciary capacities, either alone or with others. Includes 27,965 shares held with sole voting and dispositive powers and 395,662 shares held with shared voting power. There are 251,617 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

[2]

The Plan participants instruct the Bank, as trustee, how to vote these shares. If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions. Plan participants have dispositive power over these shares subject to certain restrictions.

[3]

Includes 5,170 shares held directly, 9,450 shares held in trust over which Mr. Dalrymple has voting and dispositive powers, 305,520 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and Joanne Dalrymple are general partners, and 59,416 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders. See footnote 5.

[4]

Includes 237,466 shares held directly, 11,354 shares held in trust over which Mr. Dalrymple has voting and dispositive powers and 59,416 shares held by Dalrymple Holding Corporation of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders. Excludes 6,971 shares held by Mr. Dalrymple's spouse as to which Mr. Dalrymple disclaims beneficial ownership. See footnote 5.

[5]

Excludes 30,230 shares held by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each owns 23.1% of the outstanding common stock. Because of the definition of "beneficial ownership" under Section 13 of the Securities Exchange Act of 1934, David J. Dalrymple and Robert H. Dalrymple are each listed as owners of 59,416 of the same shares of Dalrymple Holding Corporation. Without such multiple counting, the aggregate beneficial ownership of David J. Dalrymple and Robert H. Dalrymple would equal 17.9% of the Company's outstanding shares.

[6]

Includes shares that Messrs. Agan (21,807), Lounsberry (10,161), Meier (5,121), Meyer (17,579), Potter (18,994) and Streeter (1,314) have credited to their accounts in memorandum unit form under the Company's Deferred Directors Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Company's common stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

[7]		Includes 18,382 shares owned by Seneca Beverage Corporation, of which Mr. Potter is an officer, director and principal shareholder.

[8]

Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc., of which Mr. Swan is a director and 33,255 shares held in trusts over which Mr. Swan has voting and dispositive power. Does not include 4,316 shares held by the others as trustees for a trust of which Mr. Swan is an income beneficiary or 4,474 shares held by Mr. Swan's spouse as to which Mr. Swan disclaims beneficial ownership.

[9]

Includes all shares of common stock of the Company held for the benefit of each executive officer by the Bank as trustee of the Bank's Profit Sharing, Savings and Investment Plan. Messrs. Battersby, Corey, Wirth and Mrs. Sartori have an interest in 3,114, 7,253, 4,109 and 2,899 shares, respectively.

[10]

Does not include 9,873 shares owned by spouses of certain officers and directors as to which such officers and directors disclaim beneficial ownership. Does not include 59,416 shares included under each of David J. Dalrymple and Robert H. Dalrymple (see footnote 5). Also does not include 75 shares of preferred stock owned by directors, certain officers and their spouses of CCTC Funding Corp., a Real Estate Investment Trust under the Internal Revenue Code and a subsidiary of the Bank.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Organization and Operation

          Chemung Financial Corporation is managed under the direction of its Board of Directors (the "Board"). All members of the Board also serve on the Board of Directors of Chemung Canal Trust Company. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Company's business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. Currently, the Board of Directors is composed of thirteen members. It is anticipated that one additional director will be elected at the Annual Meeting.

          The Company's Governance Guidelines require that the Board consist of a substantial majority of independent directors. The Board has determined that Messrs. Agan, Eggers, Lounsberry, Meier, Meyer, Potter, Streeter, Swan and Ms. Drinkwater are independent and that none of said persons have any relationship with the Company that would impair their independence as so defined. A copy of the Corporate Governance Guidelines can be viewed at the Corporate Governance link on the Bank's website at www.chemungcanal.com/home/info.governance.

          During 2008 the Board of Directors of the Company held eleven scheduled meetings. The Board of Directors of the Bank held twelve scheduled meetings and three special meetings in 2008. Each director attended at least 75% of the total board meetings and meetings of the board committees on which he or she served.

Board Committees

          The committees of the Company's Board of Directors are the Executive, Audit, Compensation and Personnel, and Nominating and Governance. In addition, the Bank has the following committees: Asset/Liability, Loan, and Trust and Employee Benefits.

          Executive Committee: The Committee serves in a dual capacity as the Executive Committee for the Company and the Bank. The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Company's bylaws. In 2008, members of the Committee included Messrs. D. Dalrymple (Chair), Agan, Bentley, R. Dalrymple, Meier, Swan, Updegraff and Ms. Drinkwater. There were three meetings of the Committee in 2008.

          Audit Committee: The responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit services and permitted non-audit services provided to the Company by the Company's independent auditors, reviews of the independence of the Company's independent auditors and reviews of the adequacy of internal accounting and disclosure controls of the Company. In 2008, members of the Committee included Messrs. Streeter (Chair), Agan, Lounsberry, Meyer, Potter and Swan. Mr. Meyer has been designated by the Board as the Audit Committee's "financial expert" in accordance with applicable law, the Committee having determined that Mr. Meyer meets all required qualifications within the meaning of pertinent regulations. There were six meetings of the Audit Committee in 2008. See the report of the Audit Committee on page 19.

          Compensation and Personnel Committee: The purpose of the Compensation and Personnel Committee is to discharge the Board's duties relating to the compensation of the executive officers and to review the Bank's compensation policies and programs affecting other employees. The Committee met three times in 2008. The members of the Compensation and Personnel Committee meet the independence requirements of applicable laws and rules as determined by the Board. In 2008, members of the Committee included Messrs. Meyer (Chair), Agan, D. Dalrymple, R. Dalrymple, Eggers, Lounsberry, Meier and Swan.

          Nominating and Governance Committee: The Nominating and Governance Committee met three times in 2008 and included Messrs. Eggers (Chair), Lounsberry, Meyer, Potter, Streeter and Ms. Drinkwater. The members of the Nominating and Governance Committee meet the independence requirements of applicable laws and rules as determined by the Board. In general, the Committee oversees the Company's corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board. The Committee's functions include:

-	identifying, evaluating and recommending qualified Director nominees;

-	the consideration of shareholder nominees for election to the Board;

-	reviewing the committee structure and making recommendations to the Board for committee membership;

-	recommending corporate governance guidelines to the Board; and,

-	overseeing a self-evaluation process for the Board and its committees.

          The Committee utilizes the following process when identifying and evaluating the individuals that it recommends that the Board select as director nominees.

-

The Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

-	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

-

The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition. In evaluating the suitability of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole.

-

After such review and consideration, the Committee recommends that the Board select the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the Committee.

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-

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations for candidates to the Board from shareholders. Shareholder recommendations for nominees to the Board must be directed in writing to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include (i) name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Company's common stock that are owned by the nominee as of record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Company within the last three years; (ix) other information regarding the nominee as would be required to be included in the proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934.

          Chemung Financial Corporation's bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 120 calendar days prior to the date proxy statements were mailed to shareholders in connection with the previous year's annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

          A copy of the Nominating and Governance Committee charter can be viewed at the Corporate Governance link on the Bank's website at www.chemungcanal.com/home/info.governance.

          Asset/Liability Committee: The Asset/Liability Committee acts on all questions of policy relating to the oversight of the Bank's investment portfolio and funds management policies. In 2008, members included Messrs. Potter (Chair), Bentley, D. Dalrymple, Eggers, Lounsberry, Streeter and Updegraff. There were four meetings of the Committee in 2008.

          Loan Committee: The Loan Committee establishes policy for the Bank's lending functions as determined under applicable regulation and/or the bylaws. In 2008, members included Messrs. R. Dalrymple (Chair), Agan, Bentley, D. Dalrymple, Meyer, Potter and Swan. There were twelve meetings of the Committee in 2008.

          Trust and Employee Benefits Committee: The Trust and Employee Benefits Committee acts on all questions of policy relating to the general conduct of the estate, agency and fiduciary business of the Bank. The Committee also has responsibility for the Bank's benefit plans, and reviews the trust and investment policies and performance. In 2008, members included Messrs. Meier (Chair), Bentley, Eggers, Lounsberry, Streeter, Updegraff and Ms. Drinkwater. There were twelve meetings of the Committee in 2008.

Compensation of Non-Employee Directors

          Each non-employee director of the Bank receives an annual retainer of $5,500 and a fee of $300 for each meeting of the Board of Directors and its committees attended. The chair of each committee receives $350 for each committee meeting attended. The Chairman of the Board receives an additional annual retainer of $2,750. One fee is paid for attendance at meetings that serve both the Company and the Bank. Employee directors receive no cash compensation for services as directors.

          Additional compensation is paid to each director in shares of the Company's common stock in an amount equal to the total amount of cash fees earned by each director during the year, valued as of December 31, and paid in January.

          A Deferred Directors Fee Plan for non-employee directors provides that directors may elect to defer receipt of all or any part of their fees. Deferrals are either credited with interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments or converted to units, which appreciate or depreciate, as would an actual share of the Company's common stock purchased on the deferral date. Cash deferrals will be paid into an interest bearing account and paid in cash. Units will be paid in shares of common stock.

          The following table sets forth total compensation paid to each non-employee director in 2008.

Director	Fees Earned or Paid in Cash	Stock Awards Earned	Total
Robert E. Agan	$14,850	$14,850	$29,700
David J. Dalrymple	$20,950	$20,950	$41,900
Robert H. Dalrymple	$15,950	$15,950	$31,900
Clover M. Drinkwater	$16,000	$16,000	$32,000
William D. Eggers	$16,750	$16,750	$33,500
Stephen M. Lounsberry III	$18,750	$18,750	$37,500
Thomas K. Meier	$16,000	$16,000	$32,000
Ralph H. Meyer	$17,950	$17,950	$35,900
John F. Potter	$16,500	$16,500	$33,000
Charles M. Streeter, Jr.	$17,150	$17,150	$34,300
Richard W. Swan	$16,900	$16,900	$33,800
Jan P. Updegraff	$12,525	$16,872	$29,397

Communicating with the Board

          Shareholders may communicate in writing with the Board of Directors or with individual directors by contacting the Company's Corporate Secretary, Jane H. Adamy, One Chemung Canal Plaza, Elmira, New York 14901. The corporate secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

          The Company does not have a formal policy regarding attendance by a member of the Board of Directors at the Company's annual meeting of shareholders. The Company will continue to encourage such attendance. In 2008, thirteen directors attended the annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

          The Board Compensation and Personnel Committee (the "Committee") reviews and administers the Company's compensation policies and practices for the Named Executive Officers ("NEOs"). The current NEOs named in the Summary Compensation Table are President and Chief Executive Officer, Ronald M. Bentley, Chief Financial Officer and Treasurer, John R. Battersby Jr., Bank Executive Officers James E. Corey III and Melinda A. Sartori, and Senior Vice President, Thomas W. Wirth.

          The Company's compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders. The Committee believes in a simple, straightforward approach to executive compensation and therefore has limited the number and types of programs used, as discussed below in the Elements of Compensation subsection.

          The Committee's goal is to provide a competitive level of total compensation targeted at the median level, compared to similar financial services companies. NEOs are rewarded for satisfying both Company and individual performance goals. In 2008, compensation components for NEOs were:

1) base salary, 2) performance-based incentives, and 3) retirement and other benefits.

Policies and Procedures

          To achieve the compensation program's objectives, the Committee compared its practices with those of other financial institutions. In 2008, the Company utilized information from Pearl Meyer & Partners, which is done in conjunction with the New York State Bankers Association, and from other publicly available information for peer institutions.

          The peer group used for comparison purposes in 2008 generally included financial institutions with total assets from $250 million to $1.2 billion, with a focus on banks located in upstate New York and Pennsylvania. Chemung Financial, with over $872 million in assets, is at approximately the 50th percentile of the group in asset size. This data provides the Committee with a context within which to determine whether any base salary adjustments should be recommended, whether any revisions to the annual incentive plan's potential payout levels should be considered and whether its approach to long-term incentives remains appropriate.

Elements of Compensation

          Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Committee's perceived value of the position, both in the context of the market data for similar positions, as well as the individual fulfilling the duties of the position. The Committee also looks at base salary levels in comparison to total compensation. The CEO reviews the base salaries of the other NEOs with the Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Company's annual business plan.

          The Committee reviewed the relevant market data and considered individual performance of the NEOs in 2008, and determined that the base salaries should be increased in January 2009 as follows: Mr. Battersby $6,350; Mr. Corey $5,000; Mrs. Sartori $5,000; and, Mr. Wirth $5,000.

          The Committee conducts an annual performance review of the CEO. The CEO's performance objectives are defined consistent with, and in support of, the Company's annual business plan and also measured against progress towards the attainment of the Company's long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, regulatory ratings and progress in achieving long-term strategic objectives. In January 2009, Mr. Bentley received a base salary increase of $15,000.

          Performance-based Incentive Compensation: The Board determined in recent years to establish an annual incentive plan in which all employees (with the exception of employees who have sales-based incentives), including the NEOs, would participate at the same targeted percentage of base salary. For 2008 this target percentage was 5.0% of base salary and was designed to pay out the targeted amounts based upon the attainment of a $12.3 million level of pre-tax earnings, before the incentive payout, excluding one-time charges. Performance below the targeted level would result in lower payouts. The target was reached in 2008 and the payments made in early 2009.

          The Committee also considers additional bonus payments for achieving financial results that exceed pre-established targets. In 2008, the Committee approved a discretionary bonus pool of $250,000 that was distributed to thirteen senior officers, including the NEOs, based upon their individual performance and contributions to the Company's success. Mr. Bentley received a bonus payment of $100,000 based upon the Company's financial performance and strategic accomplishments during 2008. He was paid the bonus in January 2009, one-half in cash and one-half in Company stock, which amounted to 2,381 shares.

          Mr. Bentley receives shares of Company stock for his services as a board director based upon an amount equal to the average compensation received by non-employee directors. He receives no cash compensation for serving on the board. For his 2008 board services he received 837 shares in January 2009 with a value of $17,075.

          Retirement and Other Benefits: The Company provides retirement benefits through a combination of the Pension Plan and a 401(k) plan. The Pension Plan is available to all Company employees and the entire cost is paid by the Company. The benefits are payable based upon years of service and final average compensation. The NEOs are eligible to participate in the 401(k) plan on the same terms as other employees. Company contributions are discretionary in accordance with the business plan approved by the Board each year. Employees may contribute up to 70% of base pay on a pre-tax basis up to the statutory limits.

          The NEOs are eligible for the same benefits available to all other employees including life and health insurance, vacations, holidays and personal and sick leave.

          The NEOs are provided with perquisites that the Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions, and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Bentley, Mr. Battersby, Mr. Corey and Mrs. Sartori have use of a Company-owned vehicle, of which personal use is subject to tax.

          The Company entered into a Severance Agreement and a Change of Control Agreement with Mr. Bentley upon his joining the Company in 2006. Under the Severance Agreement, if Mr. Bentley's employment is terminated, he would receive his base salary for one year and would remain covered under the employee benefit programs generally provided to all employees, for one year. Under the Change of Control Agreement, Mr. Bentley would receive a range of different payments depending on the circumstances, which are further described on page 17.

          The Company entered into Change in Control Agreements with Messrs. Battersby and Corey and Mrs. Sartori. The purpose of the agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties. In the event of their termination, following a change in control, they would receive a severance benefit equal to two times their highest annual compensation, including salary and bonus, based on the last two years of compensation.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

          The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Personnel Committee:
Ralph H. Meyer, Chairman	Robert H. Dalrymple
Robert E. Agan	Stephen M. Lounsberry III
William D. Eggers	Thomas K. Meier
David J. Dalrymple	Richard W. Swan

EXECUTIVE COMPENSATION

          The following tables summarize compensation information paid or earned by the current NEOs of the Company and the Bank for 2008.

Summary Compensation Table
Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value (3)	All Other Compensation (4)	Total
Ronald M. Bentley President & Chief Executive Officer	2008 2007 2006	$348,462 $291,538 $96,154	$50,000 $75,000	$67,075 $81,245 $33,000	$17,423 $14,577 $2,404	$43,773 $28,250	$20,420 $9,909 $13,756	$547,153 $500,519 $145,314
John R. Battersby Jr. Executive Vice President, CFO & Treasurer	2008 2007 2006	$142,881 $132,715 $118,808	$30,000 $20,000		$7,144 $6,636 $2,970	$68,782 $36,151 $24,085	$16,892 $14,637 $3,564	$255,699 $210,139 $149,427
James E. Corey III Executive Vice President	2008 2007 2006	$161,969 $156,969 $151,911	$15,000 $10,000		$8,098 $7,848 $3,798	$98,725 $54,007 $41,485	$9,448 $5,162 $4,557	$293,240 $233,986 $201,751
Melinda A. Sartori Executive Vice President	2008 2007 2006	$139,673 $131,115 $121,231	$25,000 $20,000		$6,984 $6,556 $3,031	$31,845 $21,809 $14,650	$12,886 $4,657 $3,637	$216,388 $184,137 $142,549
Thomas W. Wirth Senior Vice President	2008	$120,091	$15,000		$9,355	$27,019	$7,495	$178,960
(1) The current base salaries for Messrs. Bentley, Battersby, Corey, Wirth and Mrs. Sartori are $365,000, $150,000, $166,000, $125,000 and $145,000, respectively.

(2)  The amount shown in this column represents the accounting expense recognized by the Company in fiscal year 2008. In accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("FAS 123R"). The awards to Mr. Bentley were fully vested upon grant and the Company fully expensed these amounts in fiscal year 2008.

(3)  The amounts shown represent the aggregate change, from December 31, 2007 to December 31, 2008, in the present value of the named executive officers' accumulated pension benefit from the Chemung Canal Trust Company Pension Plan and, for Mr. Bentley, from the Chemung Canal Trust  Company Executive Supplemental Retirement Plan. The present value of the accumulated benefit and a detailed discussion of the plans are presented in the Pension Benefits Table and related narrative.

(4) All Other Compensation includes perquisites and other personal benefits: automobile, club memberships and matching contributions made by the Bank to the 401(k) Plan. See the table below.

All Other Compensation Table
Name	Company 401(k) Match	Automobile	Club Memberships	Total
Ronald M. Bentley	$7,750	$2,250	$10,420	$20,420
John R. Battersby Jr.	$5,518	$4,019	$7,356	$16,893
Melinda A. Sartori	$5,157	$673	$7,056	$12,886

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities of Underlying Options (#)	Exercise or Base price of Option Awards ($/sh)	Full Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Median ($)	Target ($)
Ronald M. Bentley Ronald M. Bentley	2/06/2009 2/10/2009							837(1) 2,381(2)			$17,075 $50,000

(1)  Based on services rendered as a member of the Board of Directors during 2008. Under this arrangement an award was made to the CEO shortly after the year ended in an amount equal to the average base compensation received by non-employee directors of the Board during 2008.

(2) This grant was issued to Mr. Bentley as part of a year-end bonus of $100,000, paid one-half in cash and one-half in Company stock.

Pension Benefits

          Chemung Canal Trust Company Pension Plan: Messrs. Battersby, Bentley, Corey, Wirth and Mrs. Sartori are participants in the Chemung Canal Trust Company Pension Plan, a non-contributory defined benefit pension plan. This plan covers all employees who have reached their 21st birthday.

          Under the plan, pension benefits are based upon final average annual compensation where annual compensation is total base earnings paid plus 401(k) salary deferrals. Bonuses, overtime, and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior 10 years) times years of service (up to a maximum of 25 years) plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years). Compensation for purposes of determining benefits under the pension plan was limited to $230,000 for 2008. Lower limits applied in earlier years and the compensation limit is increased annually by inflation. The 2009 compensation limit is $245,000.

          Normal retirement age under the plan is 65. Participants may commence their retirement benefit prior to age 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

          The pension plan is a "qualified plan" under the IRS Code and therefore must be funded. Contributions are deposited to the plan and held in trust. The plan assets may only be used to pay retirement benefits and eligible plan expenses.

          Chemung Canal Trust Company Executive Supplemental Pension Plan: As described above, U.S. laws place limitations on compensation amounts that may be included under the pension plan. The executive supplemental pension plan is provided to executives in order to produce total retirement benefits, as a percentage of compensation, that is comparable to employees whose compensation is not restricted by the annual compensation limit. Pension amounts based upon the pension plan formula, which exceed the applicable limitations, will be paid under the executive supplemental pension plan. Currently Mr. Bentley is the only active participant.

          The executive supplemental pension plan is a "non-qualified plan" under the IRS Code. Contributions to the plan are not held in trust; therefore, they may be subject to the claims of creditors in the event of bankruptcy or insolvency. When payments come due under the plan, cash is distributed from general assets.

          Executives Eligible for Early Retirement: As of December 31, 2008, Mr. Battersby and Mr. Corey have reached age 55 and have completed 5 years of service to be eligible for early retirement.

Pension Benefits Table
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	2 2	$49,289 $22,734
John R. Battersby Jr.	Chemung Canal Trust Company Pension Plan	20	$265,067
James E. Corey III	Chemung Canal Trust Company Pension Plan	21	$458,248
Melinda A. Sartori	Chemung Canal Trust Company Pension Plan	14	$129,130
Thomas W. Wirth	Chemung Canal Trust Company Pension Plan	21	$102,130

(1)   The accumulated benefit is the benefit to which the executive would be entitled had they terminated employment on December 31, 2008 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2008 The assumed interest rate is 5.75% and the mortality assumption is based upon the RP-2000 Mortality Table with projections specified by IRS Proposed Regulation Section 1-430(h)(3)-1.

Potential Payments upon Termination of Employment or Change in Control

          The following paragraphs summarize the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2008.

          Mr. Bentley is covered under a Severance Agreement and a Change of Control Agreement. Under the Severance Agreement, if terminated involuntarily without cause, he would receive one year's salary equal to $350,000 and employee benefits for one year equal to $11,492.

          Under the Change of Control Agreement, Mr. Bentley would receive a number of payments and benefits under different circumstances. 1) Within twenty-four months following a change of control if there is, (a) involuntary termination without cause or by him for good reason, or (b) there is a termination by him for any reason within twelve months of the change of control, Mr. Bentley would receive cash severance equal to 2.99 times the highest annual compensation paid to him based upon the prior two years, in the amount of $1,340,901, a present value of employee retirement plan benefits in the amount of $242,514 and a potential tax gross-up of excise tax; and, 2) If he voluntarily terminates his employment more than twelve months after a change of control, his payments would total $597,477 comprised of cash severance of $448,462 and a present value of employee and retirement plan benefits of $149,015.

          Under the Company's executive supplemental disability benefit program Mr. Bentley, if terminated due to disability, would receive benefits that would continue until the earlier of recovery, death or age 67 with a present value of $240,300.

          The Company has entered into Change of Control Agreements with executive officers Battersby, Corey and Sartori. Following a change in control, if the executive's employment is terminated within twelve months or if the executive resigns for any reason, the agreements provide for payments of two (2) times the executive's annual compensation (including only salary and bonus) for the last two years. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination.

          The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December 31, 2008 is as follows: Mr. Battersby, $345,774; Mr. Corey, $353,938; and, Mrs. Sartori, $329,346.

RELATED MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of Chemung Financial and persons who beneficially own more than ten percent of the outstanding shares of Chemung Financial's common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock with the Securities and Exchange Commission. SEC regulations require such persons to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to Chemung Financial and its representatives and certain representations that no other reports were required, all persons subject to the SEC reporting requirements filed the required reports on a timely basis except that Mr. Lounsberry sold shares on April 29, 2008 and filed a report on May 2, 2008.

Certain Transactions with Related Parties

          A number of Chemung Financial's directors, members of executive management and their associates are customers of Chemung Canal Trust Company. Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features to the Bank.

          The law firms of Sayles & Evans, of which Ms. Drinkwater is a partner and Nixon Peabody LLP, of which Mr. Eggers is senior counsel, each provided legal services to the Company in 2008. The amounts paid to each of these entities were less than the established reporting thresholds. The Bank's policy requires that a review of related party transactions over $100,000 be conducted for potential conflict of interest and all such transactions be approved by the Board.

Code of Ethics

          The Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which applies to Chemung Financial's chief executive officer, the chief auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both Codes can be viewed at the Corporate Governance link on the home page of the Bank's website at www.chemungcanal.com/home/info.governance.

Shareholder Proposals

          Shareholders who desire to present proposals at the 2010 Annual Meeting of Shareholders must forward them in writing to the Corporate Secretary of Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901, so they are received no later than December 7, 2009, in order to be considered for inclusion in the Company's proxy statement for such meeting. Such proposals must comply with the Securities and Exchange Commission's regulation regarding the inclusion of shareholder proposals in proxy materials.

AUDIT COMMITTEE REPORT

          In accordance with its written charter adopted by the Board of Directors, Chemung Financial Corporation's Audit Committee (the "Committee") assists the Board in fulfilling its oversight responsibilities for the integrity of the Company's financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor's qualifications, independence and performance, as well as the performance of its internal audit function. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board. Six meetings of the Committee were held during 2008. The charter was revised in May 2008 and can be viewed on the Bank's website www.chemungcanal.com/home/info.governance.

          On March 11, 2009 the Audit Committee appointed Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2009.

          The Committee has reviewed and discussed with management and the independent auditors, Crowe Horwath, the Company's audited consolidated financial statements for the year ended December 31, 2008. As required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, the Committee has obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company. It also discussed the quality and adequacy of the Company's internal controls with management and the independent auditors. In addition, the Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

           The Committee discussed and reviewed with the independent auditors all communications required by Statement on Auditing Standards No. 61, Communications with Audit Committees, and has discussed and reviewed the results of the independent auditors' examination of the financial statements.

          Based upon the above-mentioned reviews and discussions with management and Crowe Horwath, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Chemung Financial Corporation's Annual Report on Form 10-K

for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission. A representative of Crowe Horwath is expected to be present at the Annual Meeting.

The Audit Committee:

Charles M. Streeter, Jr., Chairman	Ralph H. Meyer
Robert E. Agan	John F. Potter
Stephen M. Lounsberry III	Richard W. Swan

Fees for Professional Services Rendered by Independent Auditors

Fees billed by Crowe Horwath LLP relating to the years ending in 2007 and 2008 are provided in the following table. All services provided by Crowe Horwath in 2008 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,
	2008	2007
Audit Fees	$168,500	$162,000
Audit-Related Fees	10,810	9,200
Tax Fees	0	0
All Other Fees	86,292	23,179
Total Fees	$265,602	$194,379

The audit fees were for professional services rendered for the audit of the Company's annual financial statements, management's report on internal control over financial reporting and review of financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements.

Audit-related fees for 2008 and 2007 were for professional services rendered for the audit of the Company's student loan FFEL Program as required by the U.S. Department of Education.

The "Other Fees" billed to the Company by Crowe Horwath for 2008 include compliance consulting engagements relating to BSA/AML regulations and employee benefit plans managed by the Bank, software licenses and consulting services relating to accounting standards. The "Other Fees" billed to the Company by Crowe Horwath for 2007 include compliance consulting engagements relating to employee benefit plans managed by the Bank, software licenses and consulting services relating to accounting standards.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee pre-approves audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. The independent auditor and management periodically report to the Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Committee Chair or a delegated sub-committee is authorized to pre-approve such services on behalf of the Committee provided that such pre-approval is ratified by the Audit Committee at its next regularly scheduled meeting.

OTHER MATTERS

          The Board of Directors is not aware of any other matters to be brought before the Annual Meeting other than as specified above. If, however, any other matters should come before the 2009 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

          Chemung Financial Corporation's 2008 Annual Report to Shareholders on form 10-K, together with an abbreviated report for the twelve-month period accompanies this proxy statement, which was mailed to shareholders on or about April 3, 2009.

          The Annual Report on Form 10-K is available on the Bank's website, www.chemungcanal.com and will be furnished to any shareholder upon written request to: Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.

By Order of the Board of Directors,

Jane H. Adamy
Secretary
Date:	April 3, 2009
One Chemung Canal Plaza
Elmira, New York 14901

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

May 6, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at - Insert web address where material will be hosted
For example: http://www.amstock.com/ProxyServices/ViewMaterials.asp.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20500000000000001000 2 050609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ David J. Dalrymple	3-year term
○ William D. Eggers	3-year term
○ John F. Potter	3-year term
○ Robert L. Storch	3-year term
○ Jan P. Updegraff	3-year term

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy will, when properly executed, be voted as directed.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted 'FOR' the election of all nominees.

I/We will attend the Meeting. ☐

Signature of Shareholder __________ Date: ______ Signature of Shareholder __________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CHEMUNG FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - MAY 6, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

John B. Hintz and Daniel F. Agan, each with power of substitution and with all powers and discretion the undersigned would have if personally present, are hereby appointed the Proxies to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on May 6, 2009 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.

(Continued and to be signed on the reverse side.)

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